EXHIBIT 4.1

DATED23 JULY 2010

(1)	WDX ORGANISATION LIMITED

(2)	THE FOUNDERS

(3)	FLEX FUELS ENERGY, INC

SUBSCRIPTION AGREEMENT

CONTENTS

CLAUSE		PAGE
1	DEFINITIONS	3

2	INTERPRETATION	5

3	CONDITIONS	6

4	COMPLETION	6

5	WARRANTIES	7

6	C ORDINARY SHARES	9

7	ANNOUNCEMENTS AND CONFIDENTIALITY	9

8	VARIATION OF ORIGINAL AGREEMENT	10

9	VARIATION OF THIS AGREEMENT AND THE ARTICLES	11

10	NOTICES	11

11	GENERAL	12

SCHEDULE 1		15

PART I – Founders		15

PART II - Issued share capital immediately following Completion		16

PART III - The Company		17

SCHEDULE 2		18

Conditions		18

THIS AGREEMENT is made on 23 July 2010

BETWEEN

(1)	WDX Organisation Limited (company number 06584607) whose registered office is at Belmont House, Station Way, Crawley, West Sussex RH10 1JA (“Company”); and

(2)	The Persons whose names and addresses are set out in 0 of 0 SCHEDULE 1(the “Founders” and individually a “Founder”); and

(3)	Flex Fuels Energy, Inc. (IRS Identification Number: 20-5242826) whose registered office is at 502 East John Street, Carson City, Nevada, 89706, USA (the “Investor”).

NOW IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, unless the context otherwise requires:

“A Ordinary Shares” means the A ordinary shares of 1 pence each in the capital of the Company, having the rights set out in the Articles;

 “Agreed Form” means, in relation to any document, that document in the form agreed by the parties and, for the purposes of identification, signed or initialled by or on behalf of the parties or their solicitors;

“Articles” means the articles of association of the Company in the Agreed Form or as subsequently amended from time to time;

“B Ordinary Shares” means the B ordinary shares of 1 pence each in the capital of the Company, having the rights set out in the Articles;

“Board” means the board of directors of the Company;

“Business Day” means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);

“Companies Act 2006” means Companies Act 2006;

“Completion” means completion of the Investment by the Investor in accordance with Clause 0;

“Completion Board Minutes” means minutes of a meeting of the Board comprising resolutions to be passed on or before Completion in the Agreed Form;

“Completion Date” means the date of Completion;

“Conditions” means the conditions referred to Clause 0 and set out in 0;

“C Ordinary Shares” means the C ordinary shares of 1 pence each in the capital of the Company, having the rights set out in the Articles;

“Deferred Shares” means the deferred shares of 1 pence each in the capital of the Company, having the rights set out in the Articles;

“Directors” means the directors of the Company for the time being;

“Encumbrance” means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them);

“Group” means the means the Company and all its subsidiaries and subsidiary undertakings for the time being and “member of the Group” or “Group Company” shall be construed accordingly;

“Group Company” means any member for the time being of the Group;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Investment” means the subscription by the Investor for the Preference Shares under this Agreement;

“Investor Directors” has the meaning given to it in the Original Agreement and “Investor Director” means any of them;

“Investor’s Solicitors” means Marriott Harrison of Staple Court, 11 Staple Inn Buildings, London WC1V 7QH;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Ordinary Shares” means the ordinary shares of 1 pence each in the capital of the Company, having the rights set out in the Articles;

”Original Agreement” means the investment agreement dated 1 May 2009 between, amongst others, the Company, the Founders and the Investor (as the same may be varied, supplemented or modified from time to time);

“Preference Shares” means the preference shares of £1 each in the capital of the Company, having the rights set out in the Articles;

“Remuneration” means all payments of salary, expenses, fees, value of any benefits in pension contributions and all such other taxable benefits (in each case, in cash or otherwise);

“Resolutions” means the shareholder resolutions of the Company in the Agreed Form creating to the Preference Shares and adopting the Articles in contemplation of this Agreement;

“Shareholders” means the holders of the Shares from time to time;

“Shares” has the meaning given to it in the Articles;

“Subscription Monies” means the aggregate sum that the Investor has agreed to subscribe for the Preference Shares under this Agreement;

“Third Party Authority Letter” means the letter from the Company to the Investor, in the Agreed Form, authorising the Investor to pay the Subscription Monies to the client account of its solicitors;

“Warranties” means the Warranties referred to and set out in Clause 0;

“Variation Deed” means the variation deed, in the Agreed Form, to the Loan Agreement (as defined in the Original Agreement).

2	Interpretation

2.1	In this Agreement unless the context otherwise requires:

2.1.1
any recitals and Schedules form part of this Agreement and references to this Agreement include them and references to recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement and references in a Schedule or part of a Schedule to paragraphs are to paragraphs of that Schedule or that part of that Schedule;

2.1.2
references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

2.1.3
words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

2.1.4	a person is deemed to be connected with another if that person is so connected within the meaning of section 839 ICTA (as in force and construed at the date of this Agreement).

2.2	In this Agreement, unless the context otherwise requires:

2.2.1
a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement); and

2.2.2	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:

(a)
that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement);  and

(b)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification).

2.3
Terms used or defined in the Companies Act 2006 or in the Articles shall have the same meanings in this Agreement unless the context otherwise requires provided that company (if not a reference to the Company) shall mean any body corporate wheresoever situate and howsoever incorporated and the other expressions in Companies Act 2006 shall be construed accordingly.

2.4
The headings and contents table and the brief description of one clause or one paragraph that is cross referenced within the text of another clause or paragraph in this Agreement are for convenience only and do not affect its interpretation.

2.5	References in this Agreement to any Party shall, except where the context otherwise requires, include its or his successors in title and personal representatives.

3	Conditions

3.1
The Investor’s obligation to make the Investment at Completion is conditional upon the Conditions being satisfied to the satisfaction of the Investor (or the Investor’s Solicitors on behalf of the Investor) (in its absolute discretion) or waived (in whole or in part) in writing by the Investor (or the Investor’s Solicitors on behalf of the Investor) (in its absolute discretion).

3.2
Each of the Founders and the Company undertake to keep the Investor (or the Investor’s Solicitors on behalf of the Investor) fully informed of all progress and developments with regard to satisfaction of the Conditions.

3.3
If the Conditions have not been fulfilled to the satisfaction of the Investor (or the Investor’s Solicitors on behalf of the Investor) or waived in writing by the Investor (or the Investor’s Solicitors on behalf of the Investor) (in each case in their absolute discretion) then this Agreement shall lapse and cease to have effect unless the Investor otherwise agrees or requires in writing and no party shall have any claim against any other party under this Agreement or in respect of any claims by the Investor which have arisen prior to such lapse and cessation.   Accordingly, the provisions of Clauses 0 and 0, this Clause 0, Clauses 0, 0 and 0 and such of the other provisions of this Agreement as are necessary to give efficacy to those Clauses or are relevant to the enforcement of those Clauses shall continue to have effect notwithstanding any lapse or cessation under this Clause 0.

3.4
Save for any claims for arrears of Remuneration, each of the Founders irrevocably waives any claims against the Company, or any of its officers and employees and consultants, which he may have outstanding prior to the Completion Date.

4	Completion

4.1	On satisfaction or waiver of each of the Conditions in accordance with Clause 3, on Completion:

4.1.1	the business set out in the Completion Board Minutes shall be transacted;

4.1.2
the Investor shall be deemed to apply and shall subscribe £500,000 in cash by electronic funds transfer to the Company’s bank account or the Company’s solicitors as set out in the Third Party Authority Letter (as the case may be) for 500,000 Preference Shares at a price of £1 per share;

4.1.3	the Company shall:

(a)	allot and issue the Preference Shares to the Investor free from all Encumbrances;

(b)	issue a share certificate to the Investor for those Preference Shares so subscribed;

(c)	enter the name of the Investor in the register of members in respect of the Preference Shares so subscribed; and

(d)	provide a certified copy of the register of members of the Company, including reflecting the above allotment.

4.2
The Company and the Founders undertake to the Investor that the Subscription Monies will only be used to pay the costs and expenses (including legal and due diligence fees) in connection with that subscription and the preparation and implementation of this Agreement and for the purpose set out in the business plan or any budget (as the case may be) approved in advance by the Investor.

4.3	Each of the Founders severally covenants to the Investor that:

4.3.1
he has and will have full power and authority to enter into and perform this Agreement and each of the documents to be executed by him and delivered at Completion, each of which constitute or when executed will constitute binding obligations on him; and

4.3.2
he has (and will at Completion have) no claim against the Company in respect of any cause, matter or thing whatsoever save for all salary and other benefits accrued (and unrecouped expenses properly incurred on behalf the Company) and owing but unpaid to him at the date hereof or at Completion (in respect of the month current at the Completion Date) under the terms of his employment by the Company.

5	Warranties

5.1
In consideration of the Investor making the Investment at Completion the Company warrants to the Investor in the terms of the statements set out below in this Clause 05 (each a “Warranty” and together the “Warranties”):

5.1.1
that it has and will have full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered at Completion, each of which constitute or when executed will constitute binding obligations on it;

5.1.2	the facts stated in 0 and 0 of 0 are true and accurate in all respects and not misleading in any respect;

5.1.3	the Company owns no shares or loan capital either legally or beneficially in any company;

5.1.4
there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares, and no person has claimed or may claim to be entitled to an Encumbrance in relation to any of the Shares;

5.1.5
other than the issue of Preference Shares to the Investor under this Agreement and the provisions of the Articles, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of any share or loan capital of the Company;

5.1.6	there is no judgement or order of any court, tribunal or official body against the Company;

5.1.7	the Company has not deliberately withheld any information requested by the Investor which the Company knows would influence the Investor's decision to make the Investment in the Company;

5.1.8	since 1 May 2009:

(a)	no breach of the Original Agreement or the Company’s articles of association in force prior to the date of this Agreement has occurred or is continuing;

(b)
no event of default is continuing (howsoever described) in relation to any loan facilities of the Company resulting in any of its lenders becoming entitled to cancel or terminate or demand repayment of any of such loan facilities;

(c)
no financial indebtedness of the Company has been declared or otherwise has become due and payable prior to its specified maturity as a result of an event of default (however described) which is continuing; and

(d)	no commitment for any Financial Indebtedness of the Company has been cancelled or suspended by a creditor of the Company as a result of an event of default (however described) which is continuing.

5.2	The Company acknowledges to the Investor that the Investor has entered into this Agreement in reliance on the Warranties.

5.3
Each of the Warranties shall be construed as a separate Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement, nor shall any Warranty be qualified by any knowledge (whether actual, constructive or implied) of the Investor.

5.4	The maximum aggregate liability of the Company in respect of claims for breach of the Warranties shall not exceed an amount equal to the Subscription Monies.

5.5
Any and all liability under the Warranties shall absolutely cease and determine on the date which is the expiry date of the period of 6 months from the date upon which the Investor receives a copy of the audited statutory accounts of the Company for the accounting reference period ending or current on 31 December 2010 (the “End Date”) except in respect of any claims which shall have been notified under this Agreement prior to the End Date.

5.6	None of the preceding provisions of this Clause 55 qualify or limit:

5.6.1	any of the Warranties at clause 0 to 05.1.1 (inclusive)5.1.2(h); and

5.6.2
any claim for breach of any Warranty arising (or any delay in the discovery of which arises) as a result of fraud or wilful or dishonest non-disclosure or wilful or dishonest misrepresentation on the part of the Company.

5.7
The Company undertakes to promptly notify the Investor in writing if it becomes aware of any circumstances arising after the Completion Date giving rise to a claim for breach of any Warranty or any matter which could give rise to such a claim.

6	C Ordinary Shares

6.1           The parties agree that the Company may allot up to an aggregate of 16,900 C Ordinary Shares to persons decided by the Board (being employees, directors, consultants and incoming employees, consultants and directors) as approved by the Investor provided that such persons firstly covenants to pay to, or at the direction of, the Company on demand an amount equal to all income tax and national insurance contributions and any related penalties or interest for which the Company (or any member of the Group) is required to account in connection with the acquisition or disposal of any shares issued to, or acquired by, that person (or any associated person (as defined in section 421C ITEPA) of the Manager) or with the occurrence of any event giving rise to a charge under any of the provisions of Part 7, ITEPA in relation to such shares.

7	Announcements and confidentiality

7.1	Subject to Clauses 0 and 0, the terms of this Agreement shall be confidential to the parties.

7.2	The Company and each of the Founders undertakes to the Investor that the Investor is free to disclose (on a confidential basis) to:

7.2.1	the Investor or any parent undertaking of the Investor or any subsidiary undertaking of the Investor;

7.2.2
ofessional adviser to, trustee or Founder of or investor or prospective investor in any fund on behalf of which the Investor (or their nominees or custodian) holds shares in the capital of the Company;

7.2.3	ofessional adviser or auditor to any such company or fund;

7.2.4	gulatory body responsible for any such company or fund (to the extent that such regulatory body requires it);

7.2.5	tual or prospective provider of finance to any Group Company;

7.2.6	ofessional adviser to any of the foregoing;

7.2.7	rson to whom they may disclose information to any of the Investor Directors;

7.2.8	rson to whom the Investor may make a permitted transfer under Article 6 (Permitted Transfers) of the Articles;

7.2.9	any shareholder of the Investor, provided such disclosure is conducted under the terms of the US Securities and Exchange Commission Regulation FD,

any information it or he receives relating to the Group, any Group Company or its businesses and affairs.

7.3	The obligations of confidentiality in Clause 0 or otherwise shall not apply to the Investor or the Investor Directors in the event that:

7.3.1
any of them is expressly obliged by law or by the rules and regulations of any recognised investment exchange or by the terms upon which the Investor has raised finance (whether debt or equity) to disclose or divulge any such information;

7.3.2	if the information concerned shall have come into the public domain otherwise than by virtue of a prior breach by them of such obligations of confidentiality; or

7.3.3	as expressly permitted by the Board (with the approval of the Investor).

7.4	Each Founder and the Company undertakes to the Investor to keep confidential the terms of the Investment and all matters contemplated by this Agreement.

8	Variation of Original Agreement

8.1	The parties agree that the Original Agreement shall be varied with effect from the Completion Date such that:

8.1.1	there shall be included at clause 1.1 of the Original Agreement a new definition of “equity shares” between the definition of “Encumbrance” and “Exercise Date” to read:

“equity shares means the ordinary share capital of the Company  (having the right to vote);”

8.1.2	reference to “holders of 75% of the issued share capital of the Company” in Clause 9.1 of the Original Agreement shall be replaced with:

“holders of 65% of the issued equity share capital of the Company” and the remainder of the Original Agreement shall be construed accordingly;

8.1.3	reference to “25% (twenty five per cent) of the issued share capital of the Company” in Clause 8.5 of the Original Agreement shall be replaced with:

“25% (twenty five per cent) of the issued equity share capital of the Company” and the remainder of the Original Agreement shall be construed accordingly;

8.1.4	clause 15 of the Original Agreement shall no longer apply and the remainder of the Original Agreement shall be construed accordingly; and

8.1.5	no consent shall be required under clause 9 of the Original Agreement for the declaration or payment of the Preference Dividend referred to in the Articles.

8.2	To the extent that there is a conflict between the terms of the Original Agreement and this Agreement relating to the matters at clause 0, the provisions of this clause 0 shall prevail.

8.3
Save as amended by this clause 0, the provisions of the Original Agreement shall continue in full force and effect and there shall be no deemed waiver by any party to the Original Agreement of any of the obligations of any such party by virtue of the signing of this Agreement.

9	Variation of this Agreement and the Articles

9.1
If the Board and with the consent of the Investor Director concludes that any changes need to be made to the Articles so as to give effect to the provisions of the Companies Act 2006, to the extent that the effectual changes do not alter the commercial effect intended by the Articles nor, as an overriding provision, conflict with the provisions of this Agreement, if so requested by the Board and the Investor, the parties to this Agreement shall, so far as are able in their capacity as Directors and/or Shareholders, approve the necessary changes to the Articles, and the Founders shall use their reasonable endeavours to recommend to the other Shareholders that they also approve those changes.

9.2
If any Founder ceases to be employed or engaged by or contracted to provide services to the Company or another Group Company in any such capacity or ceases to hold Shares (whichever is the later) then, as from the date of such cessation, this Agreement may be varied without reference to (or the need for the signature on any relevant document of) such Founder provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

10	Notices

10.1
All notices to be given to a party under this Agreement shall be in writing in English and shall be marked for the attention of the person, and delivered by hand or sent by first class prepaid post (or by air mail if to an address outside the United Kingdom) or by fax to the address or fax number account detailed for the party below:

10.1.1	in the case of the Company:

Address:          its registered office

Fax:                 such number as may be notified from time to time

Attention:         Edward Michael King

10.1.2	in the case of each Founder:

Address:          his address appearing in 0 of 0

Fax:                 such number as may be notified from time to time

Attention:         to the relevant Founder

10.1.3	in the case of the Investor:

Address:	c/o 3rd Floor, 14 South Molton Street, London, W1K 5QP,

Fax:                 50 038 045

Attention:         Robert Galvin

A party may change the details recorded for it in this Clause by notice to the other in accordance with this Clause 0.

10.2	A notice may also be given by e-mail (other than in respect of clause 0) to an address notified by the relevant party under this Agreement in writing.

10.3	A notice shall be treated as having been received:

10.3.1
if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this Clause 0 as “Business Hours”), when so delivered; and if delivered by hand outside Business Hours, at the next start of Business Hours;

10.3.2	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day;

10.3.3	if sent by air mail, at 9.00 am on the fifth Business Day after posting if posted on a Business Day and at 9.00 am on the sixth Business Day after posting if not posted on a Business Day;

10.3.4	if sent by fax, when sent if sent during Business Hours and if sent by fax outside Business Hours, at the next start of Business Hours; and

10.3.5	subject to clause 0, if sent by e-mail, when acknowledged by the recipient as received.

10.4
In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted or that the fax was properly addressed and despatched and confirmation of full transmission was received (as the case may be) and in the case of e-mail notices as acknowledged in accordance with the provisions of clause 0.

10.5
Other than in respect of clause 0, e-mailed notices, if acknowledged by the recipient (and for these purposes acknowledgement must be active acknowledgement by that person and not by automated reply) are valid for the purposes of this Agreement.

11	General

11.1
Entire agreement: This Agreement (together with all documents entered into in the Agreed Form referred to in this Agreement and all other documents to be entered into pursuant to, or in connection with, the Agreement) sets out the entire agreement and understanding between the parties, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

11.2
Acknowledgment: Each party acknowledges that in entering into this Agreement (and any other document to be entered into pursuant to it) it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement or not) that is not set out in this Agreement or the documents referred to in it.  Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

11.3
Further assurance:  Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by the other party to implement and give full effect to the terms of this Agreement.

11.4
Survival of rights:  Neither Completion nor termination of this Agreement for any reason shall affect any rights or liabilities that have accrued prior to Completion or termination (as the case may be) or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion or termination.

11.5	Variation: Subject to clause 0, no variation of this Agreement shall be effective unless it is in writing and is signed by or on behalf of each of the parties.

11.6
Waiver and Severability:  No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Investor shall constitute a waiver of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise. The parties intend each provision of this Agreement to be severable and distinct from the others.  If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

11.7
Rights cumulative:  The rights and remedies of the Investor in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise.  Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

11.8	Rescission: No party to this Agreement shall be entitled to rescind this Agreement after Completion.

11.9	Obligations: Where more than one person takes on any obligation such obligation shall, unless otherwise expressly stated, be several.

11.10
Conflict: If there is any conflict between this Agreement and the Articles, this Agreement shall as between the parties prevail, and, if required by the Investor, the parties shall take all steps necessary to amend the Articles so as to remove such conflict.

11.11	Third party rights: Unless this Agreement expressly states otherwise:

11.11.1	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

11.11.2
if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any documents entered into pursuant to or in connection with it) without the consent of that person.

11.12	Counterparts: The parties may enter into this Agreement in any number of counterparts and on separate counterparts, all of which taken together shall constitute one and the same instrument.

11.13	Governing Law:

11.13.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

11.13.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.

Executed and delivered as a deed by the parties or their duly authorised representatives as a deed on the date of this Agreement

SCHEDULE 1

PART I – Founders

Founder	Address
Edward Michael King	83 Askew Crescent, Shepherds Bush, London W12 9DW
Andrew James Slater	32 Ennerdale Avenue, Braintree, Essex CM77 7UE
Michael Alan Blakey	3 Elstow Close, London SE9 1HZ

PART II - Issued share capital immediately following Completion

Shareholder	A Ordinary Shares	B Ordinary Shares	C Ordinary Shares	Ordinary Shares	Deferred Shares	Preference Shares	% equity holding (%)
Edward Michael King	Nil	3,379	4435	Nil	10,000	Nil	9.31
Andrew James Slater	Nil	588	3750	Nil	Nil	Nil	5.17
Michael Alan Blakey	Nil	196	4,140	Nil	Nil	Nil	5.16
Ian Terence Hillier-Brook	Nil	Nil	Nil	196	Nil	Nil	0.23
Stuart Anthony Holmes	Nil	Nil	Nil	196	Nil	Nil	0.23
Mark Daniel George Trainor	Nil	Nil	Nil	245	Nil	Nil	0.29
Flex Fuels Energy, Inc.	65,100	Nil	Nil	Nil	Nil	500,000	77.54
Robert Galvin	Nil	Nil	1,736	Nil	Nil	Nil	2.07
TOTAL	65,100	4,163	14,061	637	10,000	500,000	100

PART III - The Company

Company number:	06584607
Place of incorporation:	England
Date of incorporation	6 May 2008
Registered office:	Belmont House, Station Way, Crawley, West Sussex RH10 1JA
Directors:	Edward Michael King
Michael Alan Blakey
PART I Thomas Barr
Secretary (Please state if none):	Thomas Eggar Secretaries Limited
Issued share capital immediately following the passing of the Resolutions and following the issue of the C Ordinary Shares but prior to Completion:	£939.61 divided into: 65,100 A Ordinary Shares 4,163 B Ordinary Shares 14,061 C Ordinary Shares 637 Ordinary Shares 10,000 Deferred Shares
Shareholders (immediately prior to Completion but following the passing of the Resolutions):	See 0, 0 (other than the holding of Preference Shares by the Investor)
Accounting reference date:	31 December
Accounts last made up to:	31 December 2009
Charges:	Debenture in favour of the Investor dated 1 May 2009
Auditors:	Lubbock Fine
Tax residence:	UK

SCHEDULE 2

Conditions

1
The Board is duly authorised to enter into this Agreement (and all documents contemplated by it), the Articles have been adopted and the necessary resolutions have been passed to allot the Preference Shares to the Investor;

2	Variations to the employment contracts of the Founders have taken place on terms approved by the Investor;

3	The bonus plan for the benefit of the Company’s employees has been adopted on terms approved by the Investor;

4	The C Ordinary Shares have been unconditionally allotted and issued to persons approved by the Investor as shown in 0 of 0;

5
The terms of this Agreement and each document in the Agreed Form and each document required to give effect to the Investment, and that all have been executed (where appropriate) by all relevant parties to them;

6	Copies of this Agreement and each document in the Agreed Form and each document required to give effect to the Investment as duly executed (where appropriate) have been delivered to the Investor.

Executed as a deed by WDX Organisation Limited acting by a director in the presence of	)
	)	/s/ Edward Michael King
	)	Director

/s/ Herdeep Sian
Signature of witness

Name Herdeep Sian
Staple Court
Address 11 Staple Inn Buildings London WC1V 7QH

Occupation Solicitor

Executed as a deed by Edward Michael King in the presence of	)
)
	)	/s/ Edward Michael King

/s/ Herdeep Sian
Signature of witness

Name Herdeep Sian
Staple Court
Address 11 Staple Inn Buildings London WC1V 7QH

Occupation Solicitor
Executed as a deed by Andrew James Slater in the presence of	)
)
	)	/s/ Andrew James Slater

/s/ Herdeep Sian
Signature of witness

Name Herdeep Sian
Staple Court
Address 11 Staple Inn Buildings London WC1V 7QH

Occupation Solicitor

Executed as a deed by Michael Alan Blakey in the presence of	)
)
	)	/s/ Michael Alan Blakey

/s/ Herdeep Sian
Signature of witness

Name Herdeep Sian
Staple Court
Address 11 Staple Inn Buildings London WC1V 7QH

Occupation Solicitor

Executed as a deed by Flex Fuels Energy, Inc acting by its duly authorised officer Thomas Barr in the presence of:	)
	)	/s/ Thomas Barr
	)	Authorised officer

/s/ Herdeep Sian
Signature of witness

Name Herdeep Sian
Staple Court
Address 11 Staple Inn Buildings London WC1V 7QH

Occupation Solicitor